Exhibit 99.2

GigOptix Announces Revised $6M Credit Agreement with Silicon Valley Bank

Revised Agreement to Increase Line of Credit and Reduce Interest Costs

San Jose, CA (December 13, 2011) GigOptix, Inc. (OTCQX: GGOX), a leading fabless supplier of semiconductor and optical components that enable high speed information streaming, today announced that it has revised its credit agreement with Silicon Valley Bank (“SVB”). This revised agreement provides the company with double the size of the line of credit, lower interest rates, less restrictive covenants and more flexibility with respect to its borrowing base.

“We are constantly impressed by the innovations our clients, like GigOptix, are creating to enable development and economic growth in the tech sector,” said Megan Willard, Relationship Manager at Silicon Valley Bank. “Working together with GigOptix, we were able to put together a financing solution that will support the company in its next phase of growth.”

GigOptix has renegotiated the agreement with SVB to increase the line of credit to $6M from the previous $3M line of credit under the previous agreement, and to lower its interest rates.

This line of credit represents the only debt of the company.

Further details of GigOptix’s loan restructuring are available in GigOptix’s Current Report on Form 8-K filed with the SEC on December 13, 2011.

About GigOptix, Inc.

GigOptix is a leading supplier of semiconductor and optical components that enable high speed information streaming and address emerging high growth opportunities in the communications, industrial, defense and avionics industries. The Company offers a broad portfolio of high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz and drivers, TIAs and TFPSTM optical modulators for 40G and 100G fiber-optic telecommunications and data-communications networks. GigOptix also offers a wide range of digital and mixed-signal ASIC solutions and enables product lifetime extension through its GigOptix Sunset Rescue Program.

About Silicon Valley Bank

Silicon Valley Bank is the premier bank for technology, life science, cleantech, venture capital, private equity and premium wine businesses. SVB provides industry knowledge and connections, financing, treasury management, corporate investment and international banking services to its clients worldwide through 26 U.S. offices and seven international operations. (Nasdaq: SIVB) www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Financial Group is also a member of the Federal Reserve System.

SOURCE: GigOptix, Inc.

Media:

GigOptix, Inc.

Parker Martineau, 408-522-3100

Corporate Communications Manager

pmartineau@gigoptix.com

Investor Relations:

The Blueshirt Group, LLC

Erica Abrams, 415-217-5864

Co-Founder and Managing Director

erica@blueshirtgroup.com

Matthew Hunt, 415-489-2194

Account Manager

matt@blueshirtgroup.com